Exhibit 99.1

Mentor Corporation                                       Coffin Communications Group
201 Mentor Drive                                              15300 Ventura Blvd., Suite 303
Santa Barbara, CA 93111                                   Sherman Oaks, CA 91403
(805) 879-6082                                                 (818) 789-0100
Contact:  Christopher J. Conway, CEO                  Contact:  William F. Coffin, President

MENTOR CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT
OF $125 MILLION CONVERTIBLE SUBORDINATED NOTEs

SANTA BARBARA, California, December 16, 2003 - Mentor Corporation (NYSE: MNT) announced today that it intends to offer, subject to market and other conditions, approximately $125 million aggregate principal amount of its convertible subordinated notes due 2024, through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933.  The interest rate, number of shares issuable upon conversion of the notes, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchaser of the notes.

The company stated that it expects to grant the initial purchaser a 13-day option to purchase up to an additional $25 million principal amount of notes.

Simultaneous with the offering of the notes, the company intends to enter into convertible note hedge and warrant transactions with an affiliate of the initial purchaser. The company intends to use a portion of the net proceeds of the offering for the net cost of the convertible note hedge and warrant transactions and to repurchase from investors up to $35 million of shares of its common stock in connection with the offering.  The company plans to use the balance of the net proceeds for general corporate purposes, which may include additional repurchases of its common stock.  The company may also use a portion of the net proceeds for the acquisition of businesses, products, product rights or technologies.  Pending such uses, the company intends to invest the remaining net proceeds in investment grade obligations and interest bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

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